UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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PRECISION CASTPARTS CORP.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 400

Portland, Oregon 97239

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 14, 2012

You are invited to attend the Annual Meeting of Shareholders of Precision Castparts Corp. The meeting will be held on Tuesday, August 14, 2012 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The meeting will be held for the following purposes:

1.	Elect as directors the three nominees named in the attached proxy statement, each to serve for a one-year term;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2013;

3.	Approve, by an advisory vote, compensation of the Company’s named executive officers;

4.	Re-approve and amend the Executive Performance Incentive Plan; and

5.	Conduct any other business that is properly raised before the meeting.

Only shareholders of record at the close of business on June 12, 2012 will be able to vote at the meeting.

Your vote is important. Please submit a proxy through the internet or, if this proxy statement was mailed to you, by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed reply envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy so the Company can prepare an accurate admission list. If you attend the meeting and prefer to vote in person, you will be able to do so.

By Order of the Board of Directors,
/S/ ROGER A. COOKE
Roger A. Cooke Secretary
Portland, Oregon July 3, 2012

PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 400

Portland, Oregon 97239

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of Precision Castparts Corp. (the “Company” or “PCC”) solicits your proxy in the form enclosed with this proxy statement. The proxy will be used at the 2012 Annual Meeting of Shareholders, which will be held on Tuesday, August 14, 2012 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The proxy may also be used at any adjournment of the meeting. You may submit your proxy to us by mail using the enclosed proxy form. The Company intends to mail a printed copy of this proxy statement and the enclosed proxy form and voting instructions to certain shareholders of record on or about July 3, 2012. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials, which will be mailed on or about July 3, 2012.

Shareholders of record at the close of business on June 12, 2012 are entitled to notice of and to vote at the meeting or any adjournment thereof. The Company’s outstanding voting securities on June 12, 2012 consisted of 145,328,385 shares of common stock, each of which is entitled to one vote on all matters to be presented at the meeting. The common stock does not have cumulative voting rights.

If you have properly submitted your proxy and have not revoked it prior to the Annual Meeting, we will vote your shares according to your instructions on the proxy. If you do not provide any instructions, we will vote your shares: (a) “for” the nominees listed in Proposal 1; (b) “for” Proposals 2, 3 and 4; and (c) in accordance with the recommendations of the Company’s management on other business that properly comes before the meeting or matters incident to the conduct of the meeting. If you properly submit your proxy but attend the meeting and choose to vote personally, our ability to exercise the proxy will be suspended. You also may revoke your proxy by notifying Roger A. Cooke, the Secretary of the Company, in writing at the address listed above prior to our exercise of the proxy at the Annual Meeting or any adjournment of the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

We Recommend a Vote “For” All Nominees

The Board of Directors presently consists of nine directors. As required by the Company’s bylaws, the Board of Directors is currently divided into three classes. The term of office for one of the classes expires each year. This year, the terms of Messrs. Donegan, Oechsle and Schmidt will expire and each is a nominee for reelection. In February 2011, the Board amended the Company’s bylaws to phase out the classified Board structure beginning at the 2012 Annual Meeting of Shareholders. Beginning this year through 2014, directors will be elected to one-year terms as the incumbents’ three-year terms expire, with all directors standing for election on an annual basis beginning with the 2014 Annual Meeting.

The following table provides the name, age, principal occupation and other directorships of each nominee and continuing director, the year in which he became a director of the Company and the year in which his term expires. Except as otherwise noted, each has held his principal occupation for at least five years. The table also includes a summary of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee or continuing director is qualified to serve on the Board.

We will treat “broker non-votes” as shares present but not voting. If a quorum of shares is present at the meeting, the three nominees for director who receive the greatest number of votes cast at the meeting will be elected directors, subject, if applicable, to the policy in PCC’s Corporate Governance Guidelines that requires a director nominee who receives more “withhold” votes than “for” votes in an uncontested director election to tender his or her resignation for consideration by the Nominating & Corporate Governance Committee.

Name, Age, Principal Occupation, Other Directorships, Qualifications, Skills and Expertise	Director Since	Term Expires
Nominees

Mark Donegan—55	2001	2012
Chairman and Chief Executive Officer of the Company. Mr. Donegan came to PCC from General Electric Company in 1985. He held numerous management positions with the Company before becoming Chairman. Prior to assuming his current responsibilities, Mr. Donegan was President of the Company and was elected to the position of Chairman following the Annual Meeting of Shareholders in August 2003. Mr. Donegan was a director of Rockwell Collins, Inc. within the past five years. Mr. Donegan’s in-depth knowledge of the Company’s operations and leadership experience with the Company make him well qualified to serve as Chairman of the Board.

Vernon E. Oechsle—69	1996	2012
Retired; until May 2001, Chairman and Chief Executive Officer of Quanex Corporation, a manufacturer of steel bars, aluminum shapes and steel tubes and pipes. Prior to joining Quanex, Mr. Oechsle was an Executive Vice President with AlliedSignal, Inc., and his many years of CEO and other executive leadership experience in the manufacturing sector make Mr. Oechsle well qualified to serve as a member of the Board.

Ulrich Schmidt—62	2007	2012
Retired; from August 2005 until October 2009, Executive Vice President and Chief Financial Officer of Spirit AeroSystems Holdings, Inc., a designer and manufacturer of aerostructures; from October 2000 until August 2005, Executive Vice President and Chief Financial Officer of Goodrich Corporation, a supplier of products and services to the commercial and general aviation airplane markets and the global defense and space markets. Mr. Schmidt is well qualified to serve as a member of the Board and Chair of the Company’s Audit Committee based on his extensive experience supervising the finance and accounting functions for publicly-traded companies in the aerospace industry.

Name, Age, Principal Occupation, Other Directorships, Qualifications, Skills and Expertise	Director Since	Term Expires
Directors Whose Terms Continue

Don R. Graber—68	1995	2014
President and Chief Executive Officer of Colleton Enterprises LLC, a private consulting and investment company located in Dayton, Ohio, since March 2005. From 1997 to 2004, Chairman, President and Chief Executive Officer of Huffy Corporation, a manufacturer of wheeled products; retired from Huffy in January 2004. In October 2004, Huffy Corporation filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Graber was a director of MTC Technologies, Inc. within the past five years. Mr. Graber’s background as a chief executive officer and chairman makes him well qualified to serve as a member of the Board and Chair of the Company’s Nominating & Corporate Governance Committee.

Gen. Lester L. Lyles (Ret.)—66	2008	2014
Independent consultant since 2003. Prior to that time, Mr. Lyles served in the U.S. Air Force for over 35 years, most recently as Commander of the U.S. Air Force Materiel Command from 2000 to 2003. Mr. Lyles is also a director of General Dynamics Corporation and KBR, Inc. Mr. Lyles was a director of MTC Technologies, Inc. and DPL Inc. within the past five years. Mr. Lyles’ technological and executive expertise from the U.S. Air Force and his current service on the boards of directors of other publicly-traded companies make him well qualified to serve as a member of the Board.

Daniel J. Murphy—64	2007	2013
Retired; from October 2003 until November 2009, Chief Executive Officer of Alliant Techsystems Inc. (“ATK”), a supplier of aerospace and defense products and ammunition, and Chairman of ATK from April 2005 until November 2009. Mr. Murphy was a director of Lyondell Chemical Company within the past five years. Prior to his leadership at ATK, Mr. Murphy achieved the rank of Vice Admiral as part of a 30-year career with the U.S. Navy. His experience as a chief executive officer of an aerospace products supplier and executive military experience makes Mr. Murphy well qualified to serve as a member of the Board.

Steven G. Rothmeier—65	1994	2013
Chairman of Great Northern Capital, a private investment and merchant banking firm, since March 1993, and Chief Executive Officer of Great Northern Capital from March 1993 until April 2010. Mr. Rothmeier is also a director of Great Northern Asset Management, and he was a director of Waste Management, Inc. and Meritor, Inc. within the past five years. Mr. Rothmeier is a former chief executive officer of Northwest Airlines and in addition to the directorships listed above, he also has served as a director of Alliant Techsystems and Honeywell. This extensive experience in the airline and aerospace manufacturing industries and his broad experience as a director of other publicly-traded companies make Mr. Rothmeier well qualified to serve as a member of the Board and Chair of the Company’s Compensation Committee.

Richard L. Wambold—60	2009	2013
Retired; from November 1999 until February 2011, Chief Executive Officer of Pactiv Corporation, a producer of consumer and foodservice/food packaging products, and Chairman of Pactiv from March 2000 until November 2010. Mr. Wambold is also a director of Cooper Tire and Rubber Company and Sealed Air Corporation. Mr. Wambold is well qualified to serve as a member of the Board based on his leadership and corporate governance experience as chairman and chief executive officer of a NYSE-listed company.

Name, Age, Principal Occupation, Other Directorships, Qualifications, Skills and Expertise	Director Since	Term Expires
Directors Whose Terms Continue

Timothy A. Wicks—47	2010	2014
Executive Vice President, Operations, of OptumInsight, an operating division of UnitedHealth Group Incorporated (“UHG”), a diversified health care company. From May 2010 until April 2012, President of Ingenix Outsourcing, a business unit of OptumInsight. From October 2008 to April 2010, Mr. Wicks served as an executive officer of YRC Worldwide, Inc., a transportation service provider, initially as Executive Vice President of Finance and Chief Financial Officer and subsequently as President and Chief Operating Officer. Prior to working at YRC Worldwide, Mr. Wicks held numerous management positions with Unitedhealthcare, the largest operating division of UHG, including Senior Vice President, Strategic Growth Initiatives (2006-2008) and Senior Vice President, Product Development and Management (2004-2006). Mr. Wicks was a director and non-executive chairman of GenCorp Inc. within the past five years. Mr. Wicks’ senior management and non-executive chairman experience makes him well qualified to serve as a member of the Board.

Board of Directors and Committee Meetings and Board Leadership Structure

Under Oregon law, PCC is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During fiscal 2012, the Board held 4 regular meetings and 2 special meetings. PCC encourages but does not require members of the Board to attend the Annual Meeting. Last year, six directors attended the Annual Meeting.

The Board has three standing committees. The table below shows the number of committee meetings conducted in fiscal 2012 and the directors who currently serve on these committees. The functions of the committees are described in subsequent sections.

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
Mr. Donegan
Mr. Graber		X	X (Chair)
Mr. Lyles			X
Mr. Murphy			X
Mr. Oechsle	X	X
Mr. Rothmeier		X (Chair)
Mr. Schmidt	X (Chair)
Mr. Wambold			X
Mr. Wicks	X
2012 Meetings	8	5	3

During fiscal 2012, each director attended at least 75% of the aggregate of the total number of meetings of the Board during the period for which he was a director and the total number of meetings held by all committees on which and during the period that he served.

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Donegan, the Chief Executive Officer of the Company, to serve as Chairman of the Board. The non-management directors believe that Mr. Donegan’s in-depth knowledge of each of the Company’s businesses and the competitive challenges each business faces makes him the best-qualified director to serve as Chairman.

A lead non-management director—currently, Mr. Graber—presides over the regular executive sessions of the non-management directors and acts as chair at Board meetings when the Chairman is not present. The lead director for these sessions is elected on an annual basis by vote of the non-management directors. The lead non-management director develops the agenda of matters for the non-management directors to consider and follows up on any actions that result from the executive session. The lead director also is available to consult with shareholders when appropriate and may call meetings of the non-management directors.

Director Compensation

Non-employee directors received the following fees for fiscal 2012 to the extent applicable to the individual director: (i) an annual cash retainer of $72,000 for board service; (ii) an annual cash retainer of $15,000 for service on the audit committee and an annual cash retainer of $10,000 for service on a committee other than the audit committee; and (iii) a $15,000 annual fee for service as chair of the audit committee and a $10,000 annual fee for service as chair of a committee other than the audit committee. The cash fees are payable in quarterly increments in arrears subject to deferral elections. In addition, each non-employee director who was a director immediately following the Company’s 2011 Annual Meeting received a deferred stock unit award with a value of $125,000. These awards vest ratably over three years and are payable in shares of Company common stock on cessation of Board service.

The Board believes that in order to better align the interests of individual Board members with those of the Company’s shareholders it is important for Board members to own Company common stock. Accordingly, all Board members are required to own stock, deferred stock units or other equivalents equal to five times their annual retainer within five years of joining the Board. All directors have met the current stock ownership guidelines in accordance with the implementation schedule.

The Company maintains an unfunded Non-Employee Director Deferred Compensation Plan (the “NDDC”). The NDDC allows participants to elect to defer directors’ fees and credit the amounts to an account under the NDDC. There is not a minimum or maximum deferral limit. Investment results are determined by performance options selected by the participant, which in fiscal 2012 included a phantom stock fund and certain mutual funds and pooled investment vehicles specified in the NDDC. In fiscal 2012, participants could select performance options and change an existing selection on any business day, except for selections made with respect to the phantom stock fund. One time each calendar year, a participant who is currently serving on the Board may change his performance option selection for previously deferred compensation to select the phantom stock fund performance option. NDDC benefits are ordinarily paid pursuant to the time of payment election made by the participant prior to earning the compensation or at termination of Board service. The form of payment is either a cash lump sum, installments from 2 to 20 years or, with respect to the phantom stock fund performance option only, in shares of Company common stock.

The following table shows compensation earned by the non-employee directors of the Company in fiscal 2012.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Don R. Graber	102,000	125,000	227,000
Lester L. Lyles	82,000	125,000	207,000
Daniel J. Murphy	82,000	125,000	207,000
Vernon E. Oechsle	97,000	125,000	222,000
Steven G. Rothmeier	92,000	125,000	217,000
Ulrich Schmidt	102,000	125,000	227,000
Richard L. Wambold	82,000	125,000	207,000
Timothy A. Wicks	87,000	125,000	212,000

(1)	Represents the grant date fair value of deferred stock units granted in fiscal 2012 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of the Company’s common stock on the grant date. Immediately following the 2011 Annual Meeting on August 16, 2011, each non-employee director was awarded 832 deferred stock units with an aggregate grant date fair value of $125,000. As of April 1, 2012, non-employee directors held the following numbers of unvested deferred stock units: each of Messrs. Graber, Oechsle and Rothmeier, 2,021 unvested deferred stock units; each of Messrs. Lyles, Murphy and Schmidt, 2,018 unvested deferred stock units; and each of Messrs. Wambold and Wicks, 1,514 unvested deferred stock units. The Company formerly awarded stock options as an element of nonemployee director compensation; this was discontinued in 2004. As of April 1, 2012, non-employee directors held outstanding options for the following numbers of shares of common stock: each of Messrs. Graber and Oechsle, 4,000 shares; and each of Messrs. Lyles, Murphy, Rothmeier, Schmidt, Wambold and Wicks, no shares.

Corporate Governance

PCC maintains a corporate governance page on its website that includes key information about its corporate governance initiatives, including PCC’s Corporate Governance Guidelines, its Code of Conduct and the charters for the Audit, Nominating & Corporate Governance and Compensation Committees of the Board of Directors. The corporate governance page can be found at www.precast.com, by clicking on “Investor Relations” and then “Corporate Governance.”

PCC’s policies and practices reflect corporate governance initiatives that are compliant with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of PCC and its management;

•	All members of the Board committees are independent;

•	The non-management members of the Board of Directors meet regularly without the presence of management;

•	PCC has a code of conduct and a financial code of professional conduct that also apply to all of its officers; and

•

PCC’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters that are incorporated into a web-based and telephonic reporting program available to all employees.

Director Independence

No member of the Board is considered independent unless the Board of Directors affirmatively determines that the member has no material relationship with PCC or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with PCC or any of its subsidiaries). The Board has reviewed the relationships between each of the directors and PCC and its subsidiaries and has determined that Messrs. Graber, Lyles, Murphy, Oechsle, Rothmeier, Schmidt, Wambold and Wicks are independent under the NYSE corporate governance listing standards and have no material relationships with PCC or its subsidiaries (other than being a director or shareholder of PCC). Mr. Donegan is not an independent director because he is an executive officer of PCC.

Shareholder Communications

Shareholders and other interested parties may communicate with the non-management directors by written inquiries sent to Precision Castparts Corp., Attention: Non-Management Directors, 4650 SW Macadam Avenue, Suite 400, Portland, Oregon 97239-4262. PCC’s General Counsel will review these inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to the lead non-management director. Shareholders and other interested parties may send communications to the Board of Directors or to specified individual directors using the same procedures.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board operates pursuant to a charter and is responsible for, among other things, recommending the size of the Board within the boundaries imposed by the Company’s bylaws, recommending selection criteria for nominees for election or appointment to the Board, conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others, recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the Annual Meeting, and reviewing and making recommendations to the Board with respect to corporate governance.

When assessing a director candidate’s qualifications, the Nominating & Corporate Governance Committee will consider, among other factors and irrespective of whether the candidate was identified by the Nominating & Corporate Governance Committee or recommended by a shareholder, an analysis of the candidate’s qualification as independent as well as the candidate’s integrity and moral responsibility, experience at the policy-making level, ability to work constructively with the Chief Executive Officer and other members of the Board, capacity to evaluate strategy, availability of and willingness to devote time to the Company, and awareness of the social, political and economic environment. While the Company’s Corporate Governance Guidelines do not specify a diversity policy or standards, the Committee, as a matter of practice, also considers a candidate’s qualifications in light of the expertise and background of the existing directors with the goal of achieving a Board with diverse skills and professional or personal backgrounds. From time to time the Nominating & Corporate Governance Committee uses a third-party executive search firm to identify candidates, review potentially eligible candidates and conduct background and reference checks and interviews with the candidates and others.

The Nominating & Corporate Governance Committee will consider qualified candidates for director properly submitted by a shareholder of the Company. Shareholders who wish to submit names to the Nominating & Corporate Governance Committee for consideration at the 2013 Annual Meeting of Shareholders should do so in writing between April 16, 2013 and May 16, 2013, addressed to the Nominating & Corporate Governance Committee, Precision Castparts Corp., 4650 SW Macadam Avenue, Suite 400, Portland, Oregon 97239-4262, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of common stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee, or that the shareholder is required to provide to the Company pursuant to the Company’s bylaws; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, (ii) the number of shares of common stock of the Company beneficially owned by the shareholder and (iii) any other information that the shareholder is required to provide to the Company pursuant to the Company’s bylaws.

Audit Committee

The Audit Committee of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent registered public accounting firm for the Company, reviewing with the independent registered public accounting firm the plan and scope of the audit and approving audit fees, monitoring the adequacy of reporting and internal controls, and meeting periodically with the internal auditor and independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

Consistent with the rules of the NYSE, all members of the Audit Committee are independent and financially literate. The Board of Directors has determined that Messrs. Oechsle, Schmidt and Wicks are audit committee financial experts as defined by the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee of the Board operates pursuant to a charter and is responsible for, among other things, determining the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company and developing the Company’s executive compensation policies and program. The Committee may not delegate this authority. The Compensation Committee Report appears on page 18. Additional information on the Committee’s consideration and determination of executive officer compensation is provided in the Compensation Discussion and Analysis beginning on page 11.

Compensation Committee Interlocks and Insider Participation

The directors who served on the Compensation Committee in fiscal 2012 are identified in the table on page 4. No member of the Compensation Committee during fiscal 2012 is a current or former officer or employee of the Company, or had a relationship that requires disclosure as a related party transaction or a Compensation Committee interlock.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to monitor and report material risks. The full Board or a committee of the Board receives reports from the member of management with direct authority over the relevant matter. When a committee of the Board receives these reports, the committee chair reports to the full Board on the substance of the matter and the committee’s analysis of management’s report. The Audit Committee regularly reviews treasury risks, financial and accounting matters, legal and compliance risks, information technology risks, and other risk management functions. The Nominating & Corporate Governance Committee annually reviews enterprise-wide risk management. The Compensation Committee annually considers risks arising from the Company’s employee compensation policies and practices. The Board’s role in the risk oversight of the Company has no effect on the Board’s leadership structure.

Report of the Audit Committee

The Audit Committee reports as follows:

•

The Audit Committee reviewed the Company’s audited financial statements and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also reviewed and discussed the audited consolidated financial information with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal 2012, including a discussion of the quality, and not just the acceptability, of the accounting principles and the reasonableness of significant judgments. The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•	The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board standards.

•

The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications concerning independence. The Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management.

•

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 1, 2012.

The Audit Committee also has appointed Deloitte & Touche LLP to be the Company’s independent registered public accounting firm for fiscal 2013, subject to shareholder ratification.

Ulrich Schmidt, Chairman

Vernon E. Oechsle

Timothy A. Wicks

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company’s common stock as of May 1, 2012 by the Chief Executive Officer, by the Chief Financial Officer, by each of the other three most highly compensated executive officers, by each director and director nominee, and by the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

Name	Number of Shares Beneficially Owned (excluding shares subject to options)(1)(2)		Options Exercisable Within 60 Days	Total(3)
Kenneth D. Buck	28,382		112,500	140,882
Roger A. Cooke	58,902	(4)	119,000	177,902
Mark Donegan	226,258		330,000	556,258
Don R. Graber	16,052		4,000	20,052
Shawn R. Hagel	19,751		30,000	49,751
Lester L. Lyles	2,383		—	2,383
Daniel J. Murphy	4,523		—	4,523
Vernon E. Oechsle	15,803		4,000	19,803
Steven G. Rothmeier	27,003		—	27,003
Ulrich Schmidt	3,174		—	3,174
Kevin M. Stein	6,609		2,500	9,109
Richard L. Wambold	2,399		—	2,399
Timothy A. Wicks	341		—	341
All directors and executive officers as a group (14 persons)	428,061		668,750	1,096,811

(1)	Includes the following number of vested deferred stock units: each of Messrs. Graber, Oechsle and Rothmeier, 7,003; each of Messrs. Murphy and Schmidt, 3,174; Mr. Lyles, 2,383; and each of Messrs. Wambold and Wicks, 341.
(2)	Includes the following number of phantom stock units under the Non-Employee Director Deferred Compensation Plan: Mr. Graber, 7,039; Mr. Murphy, 1,348; and Mr. Wambold, 1,058.
(3)	In addition to the ownership shown in the table, as of May 1, 2012 the individuals listed above held phantom stock units under the Company’s Executive Deferred Compensation Plan as follows: Mr. Buck, 270; Ms. Hagel, 12,746; and Mr. Stein, 2,538.
(4)	Includes 18,393 shares held by a GRAT for the benefit of Mr. Cooke and children and 18,393 shares held by a GRAT for the benefit of Mr. Cooke’s spouse and children.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis presents information about the compensation of the Company’s executive officers, including the named executive officers listed in the Summary Compensation Table on page 19 (the “NEOs”). Pursuant to authority delegated by the Board of Directors, the Compensation Committee (the “Committee”) determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee also is responsible for developing the Company’s executive compensation policies and program.

The Company’s executive compensation program is designed to:

•	Provide incentives for the Company’s executive officers to achieve high levels of job performance and enhance shareholder value (the “Performance Objective”); and

•	Attract and retain key executives who are important to the long-term success of the Company (the “Retention Objective”).

Focus on Performance Objective

The Company’s compensation program for executive officers reflects the belief that executive compensation must, to a significant extent, depend on achieving Company or operating unit performance objectives that are intended to enhance shareholder value and otherwise align an executive officer’s interests with those of the Company’s shareholders. Accordingly:

•	Annual performance-based cash bonuses reflect performance criteria that match the annual business plan targets of the portion of the Company’s operations for which an NEO is responsible;

•

Long-term incentive compensation consists entirely of stock options and therefore only has realizable value for executive officers if the price of the Company’s stock increases after the options are granted;

•

The Company’s stock ownership guidelines require that executive officers be significantly invested in the Company’s long-term performance. For example, the required ownership level for Mr. Donegan is 100,000 shares of the Company’s common stock. Mr. Donegan’s actual ownership level is approximately 226,000 shares, which based on the closing price of the Company’s common stock on the last trading day of fiscal 2012 is equal to roughly 25 times Mr. Donegan’s annual base salary;

•

All executive officers must comply with guidelines for retaining shares equal to up to 50% of the net proceeds of any stock option exercise until such time as the executive officer has exceeded 125% of his or her stock ownership requirement;

•	Executive officers do not have employment agreements; and

•

There are no severance programs other than in the event of an involuntary termination or “good cause” resignation following a change in control, and change of control severance agreements contain no excise tax gross-up provisions.

Elements of Executive Compensation Program

In order to achieve the Performance Objective and the Retention Objective, the Committee has selected the following elements to be included in the Company’s compensation program for executive officers:

•	Base salary

•	Annual performance-based cash bonuses

•	Stock options

•	Retirement plans, deferred compensation and perquisites

•	Change in control severance benefits

The Company’s compensation program for executive officers implements the Performance Objective by rewarding executive officers for the achievement of the Company’s annual performance targets and the realization of long-term increases in the price of the Company’s stock. The Company’s executive compensation program implements the Retention Objective by offering base pay, incentives and benefits that are competitive with that provided to executive officers of companies with which the Company competes for executive talent. Please see the sections below for more information about the Company’s implementation of the Performance and Retention Objectives.

Compensation Consultant and Role of Chief Executive Officer

The Committee directly retains the services of a consulting firm. The Committee has retained Exequity, LLP in this capacity since 2010. In fiscal 2012, Exequity provided the report that is described in the “Base Salaries” section of this Compensation Discussion and Analysis. Exequity does not provide any other services to the Company.

The Chief Executive Officer makes recommendations to the Committee regarding the compensation of all executive officers other than himself and attended a portion of each Committee meeting in fiscal 2012.

Consideration of Say-on-Pay Vote Results

The advisory vote regarding compensation of the Company’s named executive officers submitted to shareholders at the 2011 Annual Meeting was approved by over 98% of the votes cast. The Committee considered this favorable vote of the shareholders to be a strong endorsement of the Company’s compensation program for executive officers and therefore has neither made, nor intends to make, any changes to the Company’s executive compensation program in response to that vote.

Base Salaries, Annual Performance-Based Cash Bonuses and Stock Options

Base Salaries. The Committee sets for each NEO a base salary that is targeted to be between the 50th and 75th percentiles of the base salary established for similarly situated executive officers of general industry companies of approximately the Company’s revenue size. The Committee establishes base salaries for executive officers each February that are effective as of January 1 of that year.

The Committee identifies the 50th and 75th percentiles of base salary for each executive officer based upon an annual report provided by a consultant retained by the Committee, with prior year salary data trended forward at a 3% rate in fiscal 2012. The most recent report was provided by Exequity and interpreted survey data from 108 general industry companies with annual revenues between $5 billion and $15 billion. The companies in this annual survey are referred to in this Compensation Discussion and Analysis as the “Survey Companies” and are listed in Exhibit A to this Proxy Statement. The Company’s fiscal 2012 revenue was approximately $7.2 billion. For each Company executive officer who is an operating unit President at the time base salaries are established, including Messrs. Buck and Stein, the market survey data was regressed based on projected external and intercompany sales to adjust for the size of the applicable Company operating unit.

For each NEO other than Mr. Donegan, the Committee established, based on Mr. Donegan’s recommendation, a base salary for calendar 2012 that was between the 50th and 75th percentiles or, in the case of Mr. Cooke, at the 75th percentile, of the Survey Companies. Mr. Cooke’s base salary was positioned at a slightly higher percentile level for his position than those for Ms. Hagel or Messrs. Buck and Stein because Mr. Cooke has greater experience in his current role. The Committee set the calendar 2012 base salary for the Chief Executive Officer following the Committee’s review of Mr. Donegan’s performance and the compensation information from the Survey Companies. Mr. Donegan’s existing base salary was above the 75th percentile of the Survey Companies. Accordingly, despite the effectiveness of Mr. Donegan’s continuing leadership, the Committee did not increase Mr. Donegan’s base salary for 2012.

Performance-Based Cash Bonuses. The Company utilizes annual performance-based cash bonuses to motivate and reward executive officers for the achievement of Company or operating unit annual performance targets. The performance criteria applicable to each NEO differ based on the portion of the Company’s operations for which the NEO is responsible. Target bonus levels as a percentage of base salary are pre-determined based on NEOs’ positions with the Company. No bonus is payable under any of the Company’s bonus plans if the performance result is less than 80% of targeted performance, and the maximum bonus payout is 250% of an individual’s target bonus. All performance criteria under the Company’s bonus plans are adjusted to eliminate the effects of acquisitions not included in the fiscal year budget, accounting changes, the difference between planned and actual currency exchange rates, and restructuring and asset impairment charges (referred to below as the “Standard Adjustments”). Additional information regarding the 2012 bonus plans applicable to the NEOs is presented below.

The Company’s bonus programs also allow the Chief Executive Officer to recommend, and the Committee to award, additional discretionary bonuses to employees, including executive officers, based on qualitative considerations that emerge during the fiscal year. Discretionary bonuses, if any, are awarded at the May Committee meeting following the end of the applicable fiscal year. No NEO was awarded a discretionary bonus for fiscal 2012.

Mark Donegan, Shawn Hagel and Roger Cooke. The performance criteria from the Corporate bonus plan are applicable to Mr. Donegan, Ms. Hagel and Mr. Cooke, who are the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel, respectively. The target bonus payouts for fiscal 2012 as a percentage of fiscal year-end salary were 100% for Mr. Donegan, 90% for Ms. Hagel and 80% for Mr. Cooke.

The threshold bonus payout for each of Mr. Donegan, Ms. Hagel and Mr. Cooke, which is payable upon achievement of 80% of targeted Corporate performance, was 30% of the target bonus payout. The bonuses were based on achievement with respect to two performance criteria for the Company as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 30% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Above or Below Targeted Performance
Adjusted Earnings per Share*	75%	$5.93*	$7.41*	95% of targeted performance results in 90% bonus payout and 105% of targeted performance results in 110% bonus payout; each additional percentage point below 95% or over 105% of target results in a 4 percentage point decrease or increase in bonus payout
Return on Net Assets**	25%	39.6%	49.5%

*	Net income per share (diluted) after application of the Standard Adjustments.
**	Return on Net Assets equals (i) net income as adjusted to eliminate interest expense, non-controlling interest, LIFO expense/benefit and amortization of intangibles, and to apply the Standard Adjustments, divided by (ii) the average of net assets employed at the beginning and end of the fiscal year, with net assets as of any date being equal to total assets less cash and marketable securities, LIFO reserve, goodwill, intangibles and non-interest-bearing liabilities, as adjusted by the Standard Adjustments and excluding changes in pension assets and liabilities that are reflected in other comprehensive income or loss.

In fiscal 2012, the Company achieved adjusted earnings per share of $7.89 and a return on net assets of 48.6%, in each case as calculated under the bonus plan. This performance would have resulted in Mr. Donegan, Ms. Hagel and Mr. Cooke receiving actual bonuses for fiscal 2012 equal to approximately 110.8% of their target bonuses. However, after reviewing the Company’s fiscal 2012 performance in light of the circumstances that existed during the fiscal year, the Chief Executive Officer advised the Committee, and the Committee agreed, that the target levels for the performance criteria under the Corporate bonus plan were not as challenging as had been intended when the target levels were established. Based on this conclusion, the Committee exercised its discretion under the bonus plan to reduce cash payouts. After giving effect to this discretionary reduction, Mr. Donegan, Ms. Hagel and Mr. Cooke received actual bonuses for fiscal 2012 equal to 95% of their target bonuses.

Kenneth Buck. Mr. Buck is responsible for the Forged Products segment. Mr. Buck’s target bonus was 90% of fiscal year-end salary. The threshold bonus payout for Mr. Buck, which was payable upon achievement of 80% of targeted performance, was 60% of the target bonus payout. Mr. Buck’s bonus was based on achievement with respect to two performance criteria for the Company’s Forged Products segment as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 60% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Above or Below Targeted Performance
Adjusted Operating Income*	50%	$470.1 million	$587.7 million	2 percentage point decrease or increase in bonus payout for each incremental percentage point below or above targeted performance
Operating Working Capital Percentage**	50%	38.5%	32.1%

*	Operating income after application of the Standard Adjustments and including changes in intercompany profit-in-inventory eliminations.
**	Operating working capital percentage equals (i) accounts receivable plus FIFO inventories less accounts payable and customer deposits as of each quarter-end, divided by (ii) annualized sales for the quarter, with the fiscal year result being the average of the percentages for the four quarters, in each case after application of the Standard Adjustments.

In fiscal 2012, the Forged Products segment achieved adjusted operating income of $638.1 million and an operating working capital percentage of 32.9%, in each case as calculated under the bonus plan. This performance resulted in Mr. Buck earning an actual bonus for fiscal 2012 equal to 106.1% of his target bonus prior to application of the HCP Program as discussed below.

Mr. Buck was also subject to the Company’s Incentive Compensation Program (the “HCP Program”) for Human Capital Planning Performance (“HCP”). The purpose of the HCP Program is to reward the development, addition, retention and sharing of high potential employees among the Company’s manufacturing plants. The HCP Program functioned in fiscal 2012 by adding up to 10 percentage points to or subtracting up to 10 percentage points from the bonus award otherwise payable to a participant under the applicable Company executive incentive plans. In fiscal 2012, the most significant criteria included in the HCP Program scorecard were the number of high potential employees transferred from one plant to another to support talent development throughout PCC, the percentage retention rate of high potential employees, the number of strategic positions filled with high potential employees, and management development program participation rates. Based on the HCP performance of the Forged Products segment in fiscal 2012, the percentage of target bonus earned by Mr. Buck was increased by 2.6 percentage points.

In total, the performance of the Forged Products segment in fiscal 2012 under the measures described above resulted in Mr. Buck receiving an actual bonus for fiscal 2012 equal to 108.7% of his target bonus.

Kevin Stein. Mr. Stein had responsibility for Fastener Products during fiscal 2012. In connection with an acquisition of an aerostructures business in August 2011 that was added to the Fasteners Products segment but which was not included within Mr. Stein’s management responsibilities, two existing operations were re-assigned from Mr. Stein to a different manager. Accordingly, Mr. Stein’s bonus goals for fiscal 2012 were adjusted to exclude for the second half of the year any potential benefit to him from the operations of the two re-assigned businesses that he was not responsible for during that period. Mr. Stein’s target bonus was stated to be 90% of fiscal year-end salary, but his effective target bonus was 94.5% of salary because performance at 100% of targeted performance would have resulted in a payout of 105% of his stated target bonus. The threshold bonus payout for Mr. Stein, which was payable upon achievement of 80% of targeted performance, was 71.4% of his effective target bonus. Mr. Stein’s bonus was based on achievement with respect to two performance criteria for the Fastener Products businesses that Mr. Stein was responsible for as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Threshold Performance	Targeted Performance	Above or Below Targeted Performance
Adjusted Operating Income*	70%	$351.4 million	$439.2 million	85% of targeted performance results in 86% effective bonus payout and 105% of targeted performance results in 105% effective bonus payout; each additional percentage point below 85% or over 105% of target results in a 3 percentage point decrease or increase in effective bonus payout
Operating Working Capital Percentage**	30%	24.7%	20.6%

*	Operating income after application of the Standard Adjustments and excluding bonus expense, LIFO expense/benefit and amortization of intangibles.
**	Operating working capital percentage equals (i) accounts receivable plus FIFO inventories less accounts payable and customer deposits as of each quarter-end, divided by (ii) annualized sales for the quarter, with the fiscal year result being the average of the percentages for the four quarters, in each case after application of the Standard Adjustments.

In fiscal 2012, the Fastener Products businesses that Mr. Stein was responsible for achieved adjusted operating income of $415.5 million and an operating working capital percentage of 24.4%, in each case as calculated under the bonus plan. This performance resulted in Mr. Stein earning an actual bonus for fiscal 2012 equal to 88.9% of his effective target bonus prior to application of the HCP Program as discussed below.

Mr. Stein was also subject to the HCP Program as described above with respect to Mr. Buck. Based on HCP performance in fiscal 2012, the percentage of effective target bonus earned by Mr. Stein was increased by 2.7 percentage points.

In total, the performance under the measures described above of the Fastener Products businesses that Mr. Stein had responsibility for in fiscal 2012 resulted in Mr. Stein receiving an actual bonus for fiscal 2012 equal to 91.6% of his effective target bonus.

Stock Options. The Committee has selected stock options as the Company’s only form of long-term incentive compensation for two reasons: stock options strongly and directly align the interests of the Company’s executive officers with those of the Company’s shareholders because options only have realizable value if the price of the Company’s stock increases after the options are granted, and the Committee believes that options are the best mechanism for optimizing executive officers’ long-term performance incentives given the cyclical nature of the Company’s industry. All stock option grants vest in equal annual installments over a four-year period contingent upon the executive officer’s continued employment with the Company, with vesting subject to acceleration in limited circumstances as discussed under the Potential Payments upon Termination or Change in Control section beginning on page 26. The exercise price of all stock options granted to executive officers is the closing market price of the Company’s common stock on the date of grant.

Option awards for executive officers other than new hires or in connection with significant promotions are typically made only once per year on the day of the November meeting of the Board of Directors. The Chief Executive Officer recommended to the Committee the size of the stock option award to be granted to each executive officer other than himself in November 2011. As a reference in making his recommendations, he considered a comparison of each executive officer’s target cash compensation (base salary in effect at the time and resulting target performance-based cash bonus) to the total compensation (base salary, target cash bonus and Black-Scholes value of long-term incentive awards) reported by Exequity as the 50th and 75th percentiles for similarly situated executive officers at the Survey Companies. This comparison established the Black-Scholes value of the stock option award that would need to be granted to each executive officer in order for his or her combined base salary, target bonus and option grant value to be in the 50th to 75th percentile range. In other words, stock option awards were the compensation element generally used, after taking into account the previously established base salary and target cash bonus, to adjust and locate an executive officer’s total compensation at the level (relative to the compensation information from the Survey Companies) the Chief Executive Officer and the Committee deemed appropriate based on a determination of whether the officer was meeting the performance expectations for that officer. This analysis and the Committee’s actions were based on an assumed Black-Scholes value of $57.10 per share (the “Assumed Value”), which was calculated based on the price of the Company’s common stock at the time of the report provided by Exequity in advance of the November Board meeting. The actual Black-Scholes values of the options granted in fiscal 2012 are listed in footnote 3 to the Grants of Plan-Based Awards Table on page 21. Based on the Assumed Value, the options granted to Messrs. Donegan and Cooke positioned their total compensation slightly above the 75th percentile of the comparable total compensation for similarly situated executive officers at the Survey Companies. Also based on the Assumed Value, the options granted to Ms. Hagel and Messrs. Buck and Stein positioned their total compensation approximately 30% to 50% above the total compensation amounts that correspond to the 75th percentile for their positions. These above-target option grants to Ms. Hagel and Messrs. Buck and Stein were intended to further implement the Retention Objective by providing an enhanced multi-year retention incentive that reflects the important roles of these key executive officers in driving the Company’s future success.

Retirement Plans, Deferred Compensation and Perquisites

Consistent with the Retention Objective, the Company’s standard benefit package for executive officers includes ERISA-qualified retirement benefits, nonqualified supplemental retirement benefits, compensation deferral opportunities and perquisites that the Committee believes are reasonable and competitive with benefits provided to executive officers of companies with which the Company competes for executive talent.

The Company sponsors various retirement pension plans covering a majority of Company employees, including all of the Company’s executive officers. Supplemental retirement benefits are provided to each executive officer of the Company under supplemental executive retirement plans. For details regarding the determination and payment of benefits under the applicable retirement pension plans and supplemental executive retirement plans and the present value of accumulated benefits for each NEO, please see the Pension Benefits section beginning on page 23.

The Company maintains tax qualified retirement savings plans (each a “401(k) Plan”) under which substantially all U.S.-based employees, including all of the Company’s executive officers, are able to make pre-tax contributions from their cash compensation, subject to limitations imposed by the Internal Revenue Code. The Company makes specified matching or other contributions for a substantial majority of participants each year. The size of these Company contributions varies depending on the applicable 401(k) Plan. Any Company contributions for the benefit of the NEOs are included under the “All Other Compensation” column in the Summary Compensation Table on page 19.

To further assist its executive officers in saving for retirement, the Company makes available the PCC Executive Deferred Compensation Plan to allow executive officers to voluntarily defer the receipt of salary and earned cash bonuses. In fiscal 2012, deferred amounts could be invested into a variety of notional accounts that mirror the gains or losses of several different investment funds similar to those available through the 401(k) Plans, as well as a Company phantom stock account. Please see the Nonqualified Deferred Compensation section on page 25 for details about the deferred compensation plan and accumulated balances for each NEO.

In fiscal 2012, the Company provided perquisites to the NEOs and selected other executive officers. Total perquisite costs for the NEOs for fiscal 2012 are included under the “All Other Compensation” column in the Summary Compensation Table on page 19.

Change in Control Severance Benefits

In furtherance of the Retention Objective, the Company provides change in control severance protection to its executive officers. The specific terms of the Company’s change in control severance agreements and the potential benefits payable upon specified terminations following a change in control are discussed in the Potential Payments upon Termination or Change in Control section beginning on page 26. These benefits are designed to provide executive officers with a strong incentive to remain with the Company if the Company engages in, or is threatened with, a change in control transaction, and to maintain an executive compensation program that is competitive with companies with which the Company competes for executive talent.

Other Important Policies Regarding Executive Officer Compensation

The following components of the Company’s compensation program for executive officers are designed to further implement the Performance Objective:

Stock Ownership Guidelines. The Company requires that all executive officers comply with specified stock ownership guidelines. Under these guidelines, executive officers are required to own a number of shares of the Company’s common stock (or units in the Company phantom stock account under the Executive Deferred Compensation Plan) ranging from 15,000 to 100,000 shares, with the number increasing in accordance with the executive officer’s responsibilities within the Company. Executive officers are given an implementation schedule to achieve the required ownership levels. All executive officers have met their stock ownership guidelines in accordance with the implementation schedule. For example, Mr. Donegan’s actual ownership level is approximately 226,000 shares, which based on the closing price of the Company’s common stock on the last trading day of fiscal 2012 is equal to roughly 25 times his annual base salary.

Requirements for Retaining Stock Acquired Upon Exercise of Options. The Company requires that all executive officers comply with guidelines for retaining shares equal to up to 50% of the net proceeds of any stock option exercise until such time as the executive officer has exceeded 125% of the stock ownership requirement for such officer.

No Employment Agreements. The Company’s executive officers do not have employment agreements and serve at the will of the Board of Directors and the Chief Executive Officer.

Clawback Policy. Each of the Company’s bonus programs provides that any employee who knowingly falsifies any financial or other certification, knowingly provides false information relied on by others in a financial or other certification, engages in other fraudulent activity, or knowingly fails to report any such conduct by others, will not earn a bonus for the applicable year and may also face legal action by the Company to recover any bonus improperly received.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction to $1 million per person for compensation paid to the Company’s Chief Executive Officer and certain other highly compensated executive officers in any year. Qualifying performance-based compensation is not subject to this limit on deductibility. The Committee considers the impact of Section 162(m) when developing and implementing the Company’s executive compensation program. To this end, for fiscal 2012 the annual performance-based cash bonuses and stock options described above were designed to meet the deductibility requirements. Accordingly, there should be no limit on the deductibility of compensation in 2012 other than the portion of Mr. Donegan’s base salary and perquisites that is in excess of $1 million.

Compensation and Risk

The Compensation Committee has considered risks arising from the Company’s employee compensation policies and practices and has concluded that any risks from such policies and practices are not reasonably likely to have a material adverse effect on the Company. This conclusion is based on the Committee’s belief that the Company has selected pay elements and performance metrics that have strong correlation with shareholder value. The Company’s stock option awards, which make up all of the Company’s long-term incentive compensation, only have realizable value if the price of the Company’s stock increases after the options are granted. In addition, the Company’s annual performance-based cash bonuses relate to broad-based performance criteria that are reliable indicators of Company-or operating unit-wide performance. These performance criteria do not reward narrow achievements that may involve inappropriate utilization of resources or priorities.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended April 1, 2012 and the Company’s proxy statement for the 2012 Annual Meeting.

Steven G. Rothmeier, Chairman

Don R. Graber

Vernon E. Oechsle

Summary Compensation Table

The following table shows fiscal 2012 compensation earned by the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers of the Company on April 1, 2012 (the “NEOs”).

Fiscal 2011 and 2010 compensation is presented for executives who were NEOs in those years (Messrs. Donegan, Buck and Stein and Ms. Hagel). In accordance with SEC rules, fiscal 2011 and 2010 compensation is not presented for Mr. Cooke because he was not an NEO in those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark Donegan	2012	1,530,000	—	4,071,320	1,453,500	4,171,205	304,407	11,530,432
Chairman and Chief Executive Officer	2011	1,445,625	—	6,721,320	1,552,950	2,190,723	201,243	12,111,861
	2010	1,366,875	225,000	5,265,232	827,820	3,128,050	60,114	10,873,091

Shawn R. Hagel	2012	581,500	—	2,272,812	521,550	917,268	31,464	4,324,594
Senior Vice President and Chief Financial Officer	2011	548,000	—	1,954,316	522,808	443,692	24,487	3,493,303
	2010	510,000	75,000	1,864,225	284,040	734,082	21,872	3,489,219

Kenneth D. Buck	2012	575,000	14,157	2,272,812	577,715	1,013,852	97,797	4,551,333
Executive Vice President and President–Forged Products	2011 2010	553,750 527,497	129,976 34,924	1,954,316 3,049,285	480,024 535,518	564,114 631,714	70,256 38,791	3,752,436 4,817,729

Kevin M. Stein	2012	510,000	13,608	2,272,812	453,924	157,116	425,849	3,833,309
Executive Vice President and President–Fastener Products and PCC Structurals	2011 2010	477,500 436,250	69,350 325,499	1,710,027 1,864,225	308,700 296,523	72,405 11,127	26,516 189,857	2,664,498 3,123,481

Roger A. Cooke	2012	516,250	—	1,136,406	406,600	821,623	46,295	2,927,174
Senior Vice President, General Counsel and Secretary

(1)	Annual performance-based cash bonuses earned by the NEOs are reported in the Non-Equity Incentive Plan Compensation column, except that the amounts paid to Messrs. Buck and Stein under the Company’s Incentive Compensation Program for Human Capital Planning Performance for fiscal 2012 are reported in the Bonus column. See “Compensation Discussion and Analysis.”
(2)	Amounts for fiscal 2012 represent the grant date fair value of options granted in the fiscal year based on a value of $56.82 per share, in the case of options granted to Ms. Hagel and Messrs. Buck, Stein and Cooke, and a value of $40.71 per share in the case of options granted to Mr. Donegan, in each case calculated using the Black-Scholes option pricing model. In determining the grant date fair value, the expected term for Mr. Donegan’s options is 3.0 years and for other officers’ options is 4.2 years. Other assumptions made in determining these grant date fair values are disclosed under the caption “Stock-based compensation plans” in Note 15 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended April 1, 2012.
(3)	Represents changes in the actuarial present value of accumulated benefits under defined benefit pension plans.
(4)

For Mr. Donegan, amounts in fiscal 2012 include (a) the cost of Company-paid disability and term life insurance premiums, (b) the cost of Company-paid financial and tax return preparation services, (c) reimbursement of club dues, (d) payment or reimbursement of automobile lease and operating expenses, and (e) $253,070 for unreimbursed incremental cost of personal use of Company aircraft. Incremental cost of personal use of Company aircraft is calculated based on the variable operating cost per flight hour, which covers fuel and a reserve for ongoing maintenance and repairs, plus direct out of pocket expenses such as crew costs for overnight lodging and meals, any customs and foreign permit fees, the cost of in-flight meals, and landing, parking and hangar storage expenses. For Ms. Hagel, amounts in fiscal 2012 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, and

(d) payment or reimbursement of automobile lease and operating expenses. For Mr. Buck, amounts in fiscal 2012 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, (d) $26,852 for payment or reimbursement of automobile lease and operating expenses, and (e) relocation assistance in the amount of $32,009 and $14,147 for payment of income taxes related to the Company’s payment of a portion of this relocation assistance. For Mr. Stein, amounts in fiscal 2012 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, (d) reimbursement of club dues, (e) payment or reimbursement of automobile lease and operating expenses, and (f) relocation assistance in the amount of $374,478 and $9,458 for payment of income taxes related to the Company’s payment of a portion of this relocation assistance. For Mr. Cooke, amounts in fiscal 2012 include (a) $1,738 for payment of Medicare taxes related to a supplemental executive retirement plan and income taxes related to the Company’s payment of those Medicare taxes, (b) the cost of Company-paid disability and term life insurance premiums, (c) Company matching contributions under 401(k) plans, (d) the cost of Company-paid financial and tax return preparation services, (e) reimbursement of club dues, and (f) payment or reimbursement of automobile lease and operating expenses.

Grants of Plan-Based Awards in Fiscal 2012

The following table contains information concerning the fiscal 2012 bonus opportunities for the NEOs and the stock options granted to the NEOs in fiscal 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Mark Donegan
Non-equity incentive		$459,000	$1,530,000	$3,825,000
Option	11/16/11				100,000	$161.62	$4,071,320

Shawn R. Hagel
Non-equity incentive		$164,700	$549,000	$1,372,500
Option	11/16/11				40,000	$161.62	$2,272,812

Kenneth D. Buck
Non-equity incentive		$326,700	$544,500	$1,361,250
Option	11/16/11				40,000	$161.62	$2,272,812

Kevin M. Stein
Non-equity incentive		$364,500	$510,300	$1,215,000
Option	11/16/11				40,000	$161.62	$2,272,812

Roger A. Cooke
Non-equity incentive		$128,400	$428,000	$1,070,000
Option	11/16/11				20,000	$161.62	$1,136,406

(1)	Represents bonus awards for fiscal 2012 and estimated threshold, target and maximum bonus payouts. The actual amount earned by each NEO for fiscal 2012 is set forth in the Summary Compensation Table. The target and threshold bonus payouts for Mr. Stein reflect that under the fiscal 2012 bonus plan for the Fastener Products segment, 100% of targeted performance would result in a bonus payout of 105% of stated target bonus and the threshold of 80% of targeted performance would result in a bonus payout of 75% of stated target bonus. See “Compensation Discussion and Analysis” for a discussion of the terms of these awards.
(2)	Represents stock option grants made under the Company’s 2001 Stock Incentive Plan. The exercise price of all options is equal to the closing market price of the Company’s common stock on the grant date. The options vest 25% per year, beginning one year after the date of grant, based on continued employment. Vesting may also be accelerated in certain circumstances as described below under “Potential Payments upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.
(3)	Represents the grant date fair value of options granted in fiscal 2012 based on a value of $56.82 per share, in the case of options granted to Ms. Hagel and Messrs. Buck, Stein and Cooke, and a value of $40.71 per share in the case of options granted to Mr. Donegan, in each case calculated using the Black-Scholes option pricing model. In determining the grant date fair value, the expected term for Mr. Donegan’s options is 3.0 years and for other officers’ options is 4.2 years. Other assumptions made in determining these grant date fair values are disclosed under the caption “Stock-based compensation plans” in Note 15 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended April 1, 2012.

Outstanding Equity Awards at April 1, 2012

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark Donegan	150,000	—		$140.74	11/14/2017
	62,500	62,500	(1)	$57.77	11/13/2018
	80,000	80,000	(2)	$101.41	11/11/2019
	37,500	112,500	(3)	$137.56	11/10/2020
	—	100,000	(4)	$161.62	11/16/2021
Shawn R. Hagel	20,000	—		$140.74	11/14/2017
	—	18,750	(1)	$57.77	11/13/2018
	—	25,000	(2)	$101.41	11/11/2019
	10,000	30,000	(3)	$137.56	11/10/2020
	—	40,000	(4)	$161.62	11/16/2021
Kenneth D. Buck	25,000	—		$140.74	11/14/2017
	37,500	17,500	(1)	$57.77	11/13/2018
	25,000	25,000	(2)	$101.41	11/11/2019
	15,000	15,000	(5)	$106.92	02/10/2020
	10,000	30,000	(3)	$137.56	11/10/2020
	—	40,000	(4)	$161.62	11/16/2021
Kevin M. Stein	2,500	2,500	(6)	$60.49	01/12/2019
	—	25,000	(2)	$101.41	11/11/2019
	—	26,250	(3)	$137.56	11/10/2020
	—	40,000	(4)	$161.62	11/16/2021
Roger A. Cooke	5,000	—		$47.84	11/15/2015
	30,000	—		$70.79	11/14/2016
	30,000	—		$140.74	11/14/2017
	37,500	12,500	(1)	$57.77	11/13/2018
	12,500	12,500	(2)	$101.41	11/11/2019
	4,000	12,000	(3)	$137.56	11/10/2020
	—	20,000	(4)	$161.62	11/16/2021

(1)	Vest 100% on November 13, 2012.
(2)	Vest 50% on November 11, 2012 and 50% on November 11, 2013.
(3)	Vest one-third on November 10, 2012, one-third on November 10, 2013 and one-third on November 10, 2014.
(4)	Vest 25% on November 16, 2012, 25% on November 16, 2013, 25% on November 16, 2014 and 25% on November 16, 2015.
(5)	Vest 50% on February 10, 2013 and 50% on February 10, 2014.
(6)	Vest 100% on January 12, 2013.

Option Exercises in Fiscal 2012

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark Donegan	112,500	$11,731,835
Shawn R. Hagel	48,750	$3,783,216
Kenneth D. Buck	20,750	$2,118,523
Kevin M. Stein	21,250	$1,039,723
Roger A. Cooke	20,500	$2,467,956

Pension Benefits as of April 1, 2012

The Precision Castparts Corp. Retirement Plan (the “PCC RP”) is the Company’s qualified pension plan in which all of the NEOs participate. Mr. Donegan served as President of Wyman-Gordon Company for 20 months after the Company acquired it in 1999 and therefore has accrued a benefit under its qualified pension plan, the Wyman-Gordon Company Retirement Income Plan (the “WG RP”). All of the NEOs participate in the Company’s Supplemental Executive Retirement Program—Level One Plan—Ongoing (the “SERP”).

The following table provides information regarding accumulated benefits under the Company’s various pension plans as of April 1, 2012:

Name	Age	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Mark Donegan	55	SERP PCC RP WG RP	26.6667 25.0000 1.6667	$18,059,917 704,038 44,047
Shawn R. Hagel	46	SERP PCC RP	16.3333 16.3333	1,945,314 301,434
Kenneth D. Buck	52	SERP PCC RP	14.4167 14.4167	2,801,490 332,143
Kevin M. Stein	46	SERP PCC RP	3.25 3.25	185,983 56,427
Roger A. Cooke	63	SERP PCC RP	12.00 12.00	4,011,424 517,834

(1)	The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of April 1, 2012 of the NEO’s pension benefit calculated based on years of service and final average pay as of that date but assuming retirement at the earliest age at which benefits are unreduced (age 64 for Mr. Donegan under the WG RP and age 65 under all other plans). The actuarial present values were calculated using a discount rate of 4.85% and the RP2000 Combined Healthy Mortality Table, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet for the year ended April 1, 2012.

Qualified Pension Plans

The Company and certain of its subsidiaries maintain tax-qualified defined benefit retirement plans (the “Pension Plans”) to provide an income replacement mechanism for retirees. The NEOs participate in the Pension Plans on the same terms as all other participating employees. In general, eligible employees in participating entities participate in the Pension Plans after completing one year of service, and benefits become 100% vested after five years of service. The PCC RP and the WG RP are typical pension plans that provide a monthly benefit following retirement based on years of service and final average pay. Final average pay for purposes of calculating benefits under the PCC RP and the WG RP generally consists of a participant’s highest average base salary for any 60 consecutive months of employment with the Company or any of its subsidiaries, with a limited amount of bonus also included under the WG RP. However, as of April 1, 2012 the Internal Revenue Code limited the amount of annual pay considered for purposes of calculating benefits under the Pension Plans to $250,000.

Under the PCC RP, a normal retirement benefit is payable upon retirement at age 65 and is equal to the participant’s years of service (up to 35) multiplied by the sum of (a) 1.2% of the participant’s final average pay, plus (b) 0.6% of the excess of the participant’s final average pay over an amount referred to as Social Security covered compensation, which generally consists of the average of the Social Security maximum taxable wage bases for the 35 years ending with the participant’s Social Security normal retirement age. For years of service in excess of 35 years, the normal retirement benefit includes an additional 0.5% of final average pay for each such additional year. Under the WG RP, a normal retirement benefit is payable to Mr. Donegan upon retirement at age 64 and is equal to years of service applicable to that plan (up to 35) multiplied by the sum of (a) 1.1% of final average pay, plus (b) 0.4% of the excess of final average pay over Social Security covered compensation (as defined above).

Under the PCC RP, a participant who is age 55 or older with at least 10 years of service is eligible to elect an early retirement benefit, which is the normal retirement benefit after reduction for early commencement of benefits. Under the WG RP, early retirement is available for participants who are 55 or older with 5 years of service. Under both the PCC RP and the WG RP, for each year that a participant’s early retirement benefits start prior to the unreduced normal retirement age, the participant’s monthly retirement benefit is reduced by 6%. Mr. Donegan is currently eligible for early retirement benefits under the PCC RP and the WG RP, and Mr. Cooke is currently eligible for early retirement benefits under the PCC RP. If they had retired on April 1, 2012 and elected to immediately start benefits at that time, the present value of accumulated benefits for each of them under the Pension Plans as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan—each of PCC RP and WG RP, $0; and Mr. Cooke—PCC RP, $12,913.

The basic benefit form for normal and early retirement under the PCC RP and the WG RP is a monthly annuity for life. A participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit form, but a lump sum is not available.

Supplemental Executive Retirement Program

The Company maintains the SERP to provide for retirement benefits above amounts available under the Company’s Pension Plans. All of the NEOs, as well as certain other executive officers and key employees designated by the Compensation Committee, are eligible to participate in the SERP. Participants have no vested SERP benefit unless they remain employed until they qualify for an early retirement benefit under the SERP. Vested benefits are forfeited if the participant’s employment is terminated for certain misconduct or if the participant engages in competition with the Company or other detrimental conduct during the three years following termination of employment.

To calculate normal retirement benefits under the SERP, a target monthly retirement benefit is determined for each participant based on final average pay and years of service, which is then reduced by (a) the participant’s estimated monthly Social Security benefit assuming commencement at age 65, (b) the participant’s monthly benefit under the PCC RP or the WG RP, as applicable, assuming commencement at age 65 and converted to a 50% joint and survivor annuity if the participant is married, and (c) the amount determined by assuming that the participant had received the maximum matching contribution available to him or her each year under the Company’s 401(k) plans and that such amounts earned interest at an annual rate of 8% to age 65, with the assumed balance at age 65 being converted to an actuarially equivalent monthly benefit in the form of a life annuity if the participant is unmarried or a 50% joint and survivor annuity if the participant is married. Final average pay for purposes of calculating SERP target benefits generally consists of the average of the salary and bonus paid to the participant in the highest three calendar years out of any five calendar years of employment.

The target SERP retirement benefit upon retirement at age 65 is equal to (a) the participant’s years of service (up to 20) multiplied by 3.0% of the participant’s final average pay, plus (b) the participant’s years of service in excess of 20 years multiplied by 0.5% of the participant’s final average pay. At the time Mr. Cooke was hired, the Company agreed to modify the SERP for him to provide that his target SERP benefit would accrue at the rate of 6.0% of final average pay for each of his first five years of service with the accrual rate dropping to 1.16% for the next 8 years so that his target SERP benefit upon retirement at age 65 would be exactly what it would have been if the SERP had not been modified. The present value of Mr. Cooke’s accumulated SERP benefit as shown in the Pension Benefits table above is higher by $296,504 than it would have been without this modification.

A participant whose age plus years of service totals at least 70 and who has at least 10 years of service is vested and eligible for early retirement benefits under the SERP. For each year that a participant terminates employment prior to age 65, the normal retirement benefit is reduced by 3% under the SERP. Messrs. Donegan and Cooke are currently eligible for early retirement benefits under the SERP. If they had retired on April 1, 2012, the present value of accumulated benefits for each of them under the SERP as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $5,584,902; and Mr. Cooke, $200,034.

The normal or early retirement benefit under the SERP determined as described above is paid as a monthly annuity for life if the participant is not married, and is paid as a 50% joint and survivor annuity if the participant is married, providing a significant benefit enhancement for married participants. Subject to certain timing limitations, married participants may elect to receive an actuarially equivalent 100% joint and survivor annuity, and all participants may elect to receive an actuarially equivalent lump sum benefit.

Disability Benefits under Pension Plan

Under the PCC RP, if the employment of a participant terminates as the result of disability, the participant will continue to be credited with years of service while disabled and will be deemed to have continued to receive base salary at the rate in effect on the date of disability. If the NEOs had terminated employment on April 1, 2012 as a result of disability and then elected to commence receiving benefits at age 65, the present value of accumulated benefits for each of them under the PCC RP calculated using the RP-2000 Disabled Retiree Mortality Table and otherwise as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $0; Ms. Hagel, $83,044; Mr. Buck, $0; Mr. Stein, $79,385; and Mr. Cooke, $0.

Nonqualified Deferred Compensation in Fiscal 2012

Name	Executive Contributions in Fiscal 2012 ($)(1)	Aggregate Earnings in Fiscal 2012 ($)	Aggregate Balance at April 1, 2012 ($)(2)
Mark Donegan	$—	$—	$—
Shawn R. Hagel	309,136	284,317	2,203,947
Kenneth D. Buck	—	6,815	351,261
Kevin M. Stein	186,284	51,588	438,841
Roger A. Cooke	—	(27,181)	3,652,228

(1)	Amounts reported in the Executive Contributions column are also included in the Summary Compensation Table in the Salary column (for 2012), the Bonus column (for 2011) or the Non-Equity Incentive Plan Compensation column (for 2011).

(2)	Amounts reported in the Aggregate Balance column that have been reported as compensation in the Summary Compensation Table in this proxy statement or in prior year proxy statements are as follows: Ms. Hagel, $530,874; Mr. Buck, $38,308; Mr. Stein, $344,960; and Mr. Cooke, $1,779,520.

All of the NEOs are eligible to participate in the Company’s Executive Deferred Compensation Plan (the “EDC”), which is an unfunded plan for SERP participants and other management or highly compensated employees who are designated for participation by the Chief Executive Officer. The EDC enables participants to defer receipt of compensation. The EDC allows participants to elect in advance of earning salary and bonuses to defer a whole number percentage of the participant’s salary or bonuses or both and have the deferred amount credited to an EDC account to which reference investment performance results are credited (or charged, if there are negative results). The maximum allowed deferral percentage is 100%, applicable to salary or bonuses or both.

Investment reference performance results are determined by performance options selected by the participant, which in fiscal 2012 included a Company phantom stock fund (annual return of 15.6% in fiscal 2012) and 20 mutual funds consistent with the investment choices available to participants in the Company’s 401(k) plans (with annual returns in fiscal 2012 ranging from a 13.6% loss to a 12.4% gain). In fiscal 2012, participants could select performance options and change an existing selection on any business day, except for selections made with respect to the Company phantom stock fund. Once each year, a participant who is a current employee or officer may select into (but not out of) the Company phantom stock fund as a performance option with respect to previously deferred compensation.

Benefits are generally paid pursuant to the time of payment election made by the participant prior to earning the compensation. The form of payment is specified in the participant’s deferral election and is either a cash lump sum, installments from 2 to 20 years, or in shares of Company common stock (only with respect to the Company phantom stock fund performance option). Participants may withdraw the portion of their accounts attributable to deferrals prior to January 1, 2005 and investment returns thereon at any time subject to forfeiture of 10% of the balance. These same pre-2005 balances will generally be distributed to participants in a lump sum if their employment is involuntarily terminated within 24 months of a change in control, while account balances attributable to deferrals after December 31, 2004 and investment returns thereon will generally be distributed to participants in a lump sum upon a change in control whether or not employment terminates, except that in each case distribution of amounts credited to the phantom stock fund prior to 2009 will not be accelerated due to a change in control.

Potential Payments Upon Termination or Change-in-Control

Benefits Potentially Payable Upon a Change in Control

The Company has agreed to provide specified benefits to the NEOs under certain circumstances in connection with a “change in control” of the Company. Most of the benefits are only payable if the NEO’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after the change in control. Effective May 1, 2011, the Company entered into restated change of control severance agreements with all executive officers that eliminated the former tax gross-up provision for excise tax payable in relation to “excess parachute payments.” In the change of control severance agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20% or more of the Company’s outstanding common stock,

•	the nomination (and subsequent election) in a 2 year period of a majority of the Company’s directors by persons other than the incumbent directors, and

•	shareholder approval of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or consolidation.

In the change of control severance agreements, “cause” includes willful and continued failure to substantially perform duties after notice and willful conduct that is demonstrably and materially injurious to the Company. “Good reason” includes the assignment of duties inconsistent with the NEO’s position before the change in control, a reduction in compensation or benefits, or a relocation of the NEO’s principal place of employment by more than 50 miles.

The following table shows the estimated change in control severance benefits that would have been payable to the NEOs if a change in control had occurred on April 1, 2012 and each officer’s employment was terminated on that date either by the Company without “cause” or by the officer with “good reason.”

	Mark Donegan	Shawn R. Hagel	Kenneth D. Buck	Kevin M. Stein	Roger A. Cooke
Cash Severance Benefits(1)	$9,180,000	$3,477,000	$3,612,756	$2,721,272	$2,889,000
Insurance Continuation(2)	43,032	42,282	43,223	44,646	44,052
Acceleration of Stock Options(3)	18,018,575	5,457,338	6,303,125	3,447,150	2,982,430
Relocation Expenses(4)	250,000	250,000	250,000	250,000	250,000
Acceleration of SERP Vesting(5)	—	1,774,162	2,573,933	172,729	—
Lump Sum Payout of Additional Pension and SERP Benefits(6)	385,063	717,371	715,104	413,011	439,524
Financial and tax return preparation services(7)	17,550	17,550	17,550	17,550	17,550
Total	$27,894,220	$11,735,703	$13,515,691	$7,066,358	$6,622,556

(1)	Cash Severance Benefits. A cash severance benefit is payable by the Company under the change of control severance agreements if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for each NEO is equal to (a) three times the annual base salary plus (b) three times the greater of the average of the last three annual bonuses or the target bonus as in effect at the time of the change in control. If any payments to an NEO in connection with a change of control would be subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the NEO to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” the NEO will be paid such reduced benefits. The Cash Severance Benefits amount in the table above for Mr. Stein has been reduced in accordance with this provision. Cash severance benefits are payable in a lump sum following termination and only if the executive officer has executed a release of claims, which also includes obligations of the officer regarding confidentiality of proprietary or trade secret information and non-disparagement.
(2)	Insurance Continuation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for continuation of life, accident and health insurance benefits paid by the Company for up to 36 months following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 months of life, accident and health insurance benefit payments at the rates paid by the Company for each officer as of April 1, 2012.
(3)	Stock Option Acceleration. The stock option agreements covering options held by the NEOs provide that upon a change in control all outstanding unexercisable options immediately become exercisable in full, whether or not the NEO’s employment is terminated. Information regarding outstanding unexercisable options held by each NEO is set forth in the Outstanding Equity Awards table above. Amounts in the table above represent the aggregate value as of April 1, 2012 of each NEO’s outstanding unexercisable options based on the positive spread (if any) between the exercise price of each option and a stock price of $172.90, which was the closing price of the Company’s common stock on the last trading day of fiscal 2012.
(4)	Relocation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for reimbursement of certain relocation expenses if the officer moves his or her residence in order to pursue other business opportunities within one year after the date of termination. Amounts in the table above represent the estimated cost of a typical executive officer relocation.
(5)

Acceleration of SERP Vesting. Under the terms of the SERP, on a change in control (as defined in the SERP), all SERP participants will be fully vested and the actuarial present value of their accrued age 65 normal retirement benefits will immediately be paid as a lump sum payment. Ms. Hagel and Messrs. Buck and Stein were not vested in the SERP as of April 1, 2012, and the amounts in the table above represent the lump sum payments they would have received under the terms of the SERP if a change in control had occurred on that date.

(6)	Lump Sum Payout of Additional Pension and SERP Benefits. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for a lump sum payment equal to the actuarial present value of the additional age 65 normal retirement benefit the NEO would have received if the NEO had been credited with three additional years of service and compensation under the pension plan and SERP in which he or she participates. The amounts in the table represent the lump sum payments the NEOs would have received under this provision if a change in control and employment termination had occurred on April 1, 2012.
(7)	Financial and tax return preparation services. The Company’s arrangements regarding Company-paid financial and tax return preparation services specify that after a change in control the Company will pay for financial and tax return preparation services for each NEO pertaining to the calendar year in which the change in control occurred. The amounts in the table above represent the approximate rate that the Company would have paid for such services in March 2012.

Other Benefits Triggered on Certain Employment Terminations

Stock options in the event of retirement

The stock option agreements covering options held by the NEOs provide that if an NEO’s employment terminates when the NEO is eligible for early retirement (age 55 or older with at least 10 years of service) the period for exercising options following termination of employment is extended from 6 months to 12 months, but not beyond each option’s original 10-year term. No accelerated vesting of unexercisable options is provided on early retirement. Messrs. Donegan and Cooke are currently eligible for early retirement. The increase in value of outstanding exercisable options resulting from the extension of the post-termination exercise period from six months to 12 months, with the option values as of April 1, 2012 for six-month and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by the Company for valuing options under applicable accounting guidance, would be as follows: Mr. Donegan, $1,453,475; and Mr. Cooke, $279,568.

The stock option agreements also provide that if an NEO’s employment terminates when the NEO is eligible for normal retirement (age 65 or older), all outstanding unexercisable options will become exercisable in full and, instead of terminating in 12 months, all outstanding options will remain exercisable either for their full ten-year terms, in the case of stock option agreements issued prior to November 2009, or for five years following retirement (but not beyond each option’s original 10-year term), in the case of stock option agreements issued in or after November 2009. Mr. Cooke will turn 65 in June 2013 and is the only NEO whose currently outstanding options could be impacted by these normal retirement provisions. As of April 1, 2012, Mr. Cooke held options for 29,250 shares that will be unvested on his 65th birthday and that will therefore be subject to accelerated vesting if he retires at that time. To provide some estimate of the value of the above benefits, if it is assumed that Mr. Cooke does not exercise any of his currently outstanding options, and it is further assumed that the Company’s stock price on his 65th birthday is the same as it was on the last trading day of fiscal 2012, then the sum of (a) the value (using the Black-Scholes option pricing model with the same assumptions as those used for valuing the Company’s options under applicable accounting guidance) of Mr. Cooke’s outstanding options that would accelerate upon retirement at age 65, plus (b) the increased Black-Scholes value (using the same assumptions) of Mr. Cooke’s other outstanding options whose post-termination exercise period would be extended to either full remaining term or for five years as compared to the value of those options based on a 12-month post-termination exercise period, would be $4,306,072.

Stock options in the event of death or disability

The stock option agreements covering options held by the NEOs provide that upon the death or disability of an NEO, all unexercisable options become fully exercisable and the period for exercising options following termination of employment is extended to 12 months, but not beyond each option’s original 10-year term.

The aggregate value as of April 1, 2012 of options that would have become exercisable if death or disability had occurred on that date based on the positive spread (if any) between the exercise price of each option and a stock price of $172.90, which was the closing price of the Company’s common stock on the last trading day of fiscal 2012, is as set forth in the “Acceleration of Stock Options” row of the “Benefits Potentially Payable Upon a Change in Control” table above. In addition, the increase in value of outstanding options resulting from the extension of the post-termination exercise period from six months to 12 months, with the option values as of April 1, 2012 for six-month and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by the Company for valuing options under applicable accounting guidance, would be as follows: Mr. Donegan, $3,206,825; Ms. Hagel, $785,350; Mr. Buck, $976,506; Mr. Stein, $560,494; and Mr. Cooke, $554,574.

Return to Shareholders Performance Graph

The following line graph provides a comparison of the annual percentage change in the Company’s cumulative total shareholder return on its common stock to the cumulative total return of the S&P 500 Index and the S&P 500 Aerospace & Defense Index. The comparison assumes that $100 was invested on March 31, 2007 in the Company’s common stock and in each of the foregoing indices and, in each case, assumes the reinvestment of dividends.

Company / Index	Mar 07	Mar 08	Mar 09	Mar 10	Mar 11	Mar 12
Precision Castparts Corp.	100	97.50	60.82	119.46	144.48	167.10
S&P 500 Index	100	94.39	60.09	87.79	102.27	110.45
S&P 500 Aerospace & Defense Index	100	104.73	63.47	104.34	116.11	120.79

Equity Compensation Plan Information

The following table provides information regarding the number of shares of common stock of the Company that were subject to outstanding stock options or other compensation plan grants and awards at April 1, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,780,244		$111.14	5,649,456	(1)
Equity compensation plans not approved by security holders	109,851	(2)	N/A	N/A
Total	4,890,095		$111.14	5,649,456

(1)	6,154 shares of common stock remain available for issuance under the Company’s 1994 Stock Incentive Plan (the “1994 Plan”). 3,908,691 shares of common stock remain available for issuance under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”). At this time, no awards other than options have been issued under the 1994 Plan, and no awards other than options have been issued to executive officers under the 2001 Plan. The 2001 Plan is also used for the annual deferred stock unit awards to non-employee directors. 1,734,611 shares of common stock remain available for issuance under the Company’s 2008 Employee Stock Purchase Plan.
(2)	Equity compensation plans not approved by shareholders that are included in the table are the Executive Deferred Compensation Plan and the Non-Employee Director Deferred Compensation Plan, which allow for voluntary deferral of certain cash compensation. Investment options under these plans include a Company phantom stock account, which is settled in shares of Company common stock when payments are made to participants. The amount in the table represents the aggregate number of shares of Company common stock credited to phantom stock accounts under these plans. Additional information regarding these plans is provided under Director Compensation on page 5 and Nonqualified Deferred Compensation on page 25.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board of Directors Recommends a Vote “For” Proposal 2

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2013. Although not required, the Board of Directors is requesting ratification by the shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

The Company incurred the following fees for services performed by Deloitte & Touche for fiscal 2012 and 2011:

2012
Audit Fees	$5,728,712
Audit Related Fees	196,800
Tax Fees	66,844
All Other Fees	—

2011
Audit Fees	$5,183,379
Audit Related Fees	197,000
Tax Fees	137,550
All Other Fees	—

Audit Fees include annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Quarterly Reports on Form 10-Q. Audit Related Fees include audits of the Company’s employee benefit plans, acquisition due diligence, review of registration statements and issuance of comfort letters and other audit reports required by regulation or contract. Tax fees include tax advice and planning for income and other taxes for various legal entities of the Company and tax-related acquisition due diligence.

The Audit Committee appoints and approves the fee to be paid to the independent registered public accounting firm. The Audit Committee is also responsible for reviewing and approving engagements of significant non-audit work performed by the independent registered public accounting firm, and the Audit Committee approved all audit related fees and tax fees. Representatives of Deloitte & Touche LLP are expected to be present at the 2012 Annual Meeting of Shareholders, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3: ADVISORY VOTE REGARDING COMPENSATION OF NAMED

EXECUTIVE OFFICERS

The Board of Directors Recommends a Vote “For” Proposal 3

The rules of the Securities and Exchange Commission require the Company to submit to its shareholders a nonbinding advisory resolution regarding the compensation of the Company’s named executive officers disclosed in this Proxy Statement. As discussed above under “Compensation Discussion and Analysis”, the Company has designed and implemented its executive compensation program to provide incentives for the Company’s executive officers to achieve high levels of job performance and enhance shareholder value, and to attract and retain key executives who are important to the long-term success of the Company. The Board believes that the Company’s executive compensation program has played a key role in the Company consistently delivering strong financial performance to its shareholders and improving that performance over the long-term. This consistently strong financial performance has provided investment returns to the Company’s shareholders that are well-above the performance of the Company’s peer group and relevant market indices, as indicated in the “Return to Shareholders Performance Graph” on page 29. Accordingly, the Board recommends that you vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis and the compensation tables and accompanying narrative discussion, is hereby approved.”

Approval of this proposal would require the affirmative vote of at least a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted as votes cast and have no effect on the results of the vote on this proposal.

This say-on-pay vote is advisory and will not be binding on the Company, the Board of Directors or the Compensation Committee. The Board and the Compensation Committee will, however, consider the outcome of this advisory vote in connection with future executive compensation decisions.

The Board of Directors recommends a vote FOR Proposal 3.

PROPOSAL 4: RE-APPROVAL AND AMENDMENT OF THE EXECUTIVE PERFORMANCE INCENTIVE PLAN

The Board of Directors Recommends a Vote “For” Proposal 4

The Proposal

Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to the chief executive officer and certain other highly compensated executive officers in any year. Section 162(m), however, exempts from this deductibility limit compensation that qualifies as “performance-based compensation” as defined in IRS regulations. To address the issue of deductibility of annual performance-based cash bonuses paid to executive officers, the Board of Directors adopted the Executive Performance Incentive Plan (the “Performance Plan”) in May 2007 and the Performance Plan was approved by the Company’s shareholders at the 2007 Annual Meeting. The purposes of the Performance Plan are to enable the Company and its subsidiaries to attract, retain, and motivate qualified executive officers and key employees by giving cash awards linked to performance, and to qualify these cash awards for federal income tax deductibility by the Company as “performance-based compensation” notwithstanding the $1,000,000 limit of Section 162(m).

The Performance Plan provides that it will terminate on the date of the first shareholder meeting that occurs in the fifth year after the Company’s shareholders approved the Performance Plan. This provision is consistent with the requirement under Section 162(m) that the Performance Plan be re-approved by shareholders every five years in order for awards under the Performance Plan to continue to qualify as performance-based compensation. Accordingly, unless the shareholders re-approve the Performance Plan as requested in this proposal, the Performance Plan will terminate on the date of the Annual Meeting. If the shareholders re-approve the Performance Plan, then the Performance Plan will be extended for an additional five years until the 2017 Annual Meeting. The only amendment to the Performance Plan that is proposed is to add one objective measure to the list of permitted Performance Goals.

The complete text of the Performance Plan, marked to show the proposed amendment, is attached to this Proxy Statement as Exhibit B. The following description of the Performance Plan is a summary of certain terms and is qualified in its entirety by reference to Exhibit B.

Description of the Executive Performance Incentive Plan

Administration. The establishment of performance goals under the Performance Plan and all other decisions regarding the administration of the Performance Plan will be made by the Compensation Committee of the Board of Directors (the “Committee”), which is comprised solely of three directors, each of whom is an “outside director” within the meaning of Section 162(m).

Performance Plan Participants. The persons eligible to participate in the Performance Plan are (i) each executive officer of the Company and (ii) each key employee of the Company or a subsidiary, as designated by the Committee.

Performance Goals. Each year the Committee will set for each participant one or more Performance Goals that the participant must achieve in order to receive an award under the Performance Plan. The Performance Goals shall be one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division, line of business, product line or other unit of the Company: net income, operating profit, operating profit after set-asides, gross margins, earnings per share, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), sales, total revenues, manufacturing output to the shipping dock or other specified point in the production process, market share, cash flow, generation of free cash, operating working capital, working capital, retained earnings, stock price, total shareholder return, operating expense ratios, return on sales, return on equity, return on capital, return on net assets, return on investments, and inventory turns, in each case either before or after the effect of acquisitions not included in the fiscal year budget, divestitures, changes in accounting method, restructuring charges, asset impairment charges, foreign currency translations or other specified non-recurring charges (as determined according to criteria pre-established by the Committee). No component of a Performance Plan award shall be paid if the related performance goal is not met, but the Committee may, in its discretion, reduce or eliminate a Participant’s calculated award.

Maximum Bonus. The maximum cash bonus that may be paid or accrued for any participant with respect to performance in any fiscal year is $8,000,000.

Termination; Amendment. The Board of Directors of the Company may amend or terminate the Performance Plan at any time, with shareholder approval required when necessary to continue to qualify the amounts payable as performance-based compensation under Section 162(m). If re-approved by the shareholders at the Annual Meeting, the Performance Plan will terminate at the first meeting of shareholders of the Company in 2017, unless it is again re-approved.

Plan Benefits

In May 2012, the Committee established fiscal year 2013 performance targets and target awards for the plan participants under the Performance Plan. As in prior years, target awards for fiscal year 2013 are based on achievement of certain pre-established performance criteria. The principal criteria, depending on each officer’s job responsibilities, are earnings per share, return on net assets, operating profit, and operating working capital. The actual amounts to be paid under the Performance Plan cannot be determined at this time, as such amounts are dependent upon the Company’s performance for the current fiscal year. However, the fiscal year 2012 actual bonus compensation received by the NEOs, as shown in the Summary Compensation Table on page 19, is a comparable measure of the awards that will be made under the Performance Plan. The Company’s 6 executive officers as a group, including the NEOs, received bonus compensation for fiscal year 2012 of approximately $3.7 million.

Vote Required for Approval and Recommendation by the Board

Approval of this proposal would require the affirmative vote of at least a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted as votes cast and have no effect on the results of the vote on this proposal. If the proposal to re-approve the Performance Plan is not approved, the Committee, because annual performance-based cash bonuses are considered to be an integral part of the Company’s compensation program, may consider the implementation of some other annual performance-based cash bonus program irrespective of whether any amount paid under such program would be deductible under Section 162(m).

The Board of Directors recommends a vote FOR Proposal 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information about those persons known to the Company to be beneficial owners of more than five percent of the Company’s outstanding common stock as of December 31, 2011. The information listed below is based entirely on information filed by the beneficial owners with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Shares Beneficially Owned	% of Class
T. Rowe Price Associates, Inc.	8,460,047	5.8%
100 E. Pratt Street, Baltimore, Maryland 21202

BlackRock, Inc.	8,043,472	5.6%
40 East 52nd Street, New York, New York 10022

Prudential Financial, Inc.	7,391,670	5.1%
751 Broad Street, Newark, New Jersey 07102

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written policy with respect to related party transactions. The policy requires that the Audit Committee approve all transactions or series of similar transactions between the Company and a related party, which includes all executive officers and directors and their immediate family members, that exceed $120,000 and in which the related party has a direct or indirect material interest. The policy also applies to transactions between the Company and an entity (i) owned or controlled by a director, executive officer or their immediate family members or (ii) for which a director, executive officer or their immediate family member serves as a senior officer or director. The policy provides that the Audit Committee will take into account whether the interested transaction is on terms no less favorable to the Company than the terms generally made available by the Company to an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, as well as persons who own more than 10 percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of common stock of the Company with the Securities and Exchange Commission. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in fiscal 2012, except that in May 2011 Mr. John O’Neill filed late one Form 4 covering a grant of an option to purchase 5,000 shares.

ANNUAL REPORT AND FORM 10-K; INTERNET AVAILABILITY OF PROXY MATERIALS

We have included with this proxy statement a copy of the Company’s 2012 Annual Report that includes the Company’s Annual Report on Form 10-K. Upon written request, the Company will furnish without charge additional copies of the Company’s Annual Report. Such requests should be directed to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Suite 400, Portland, OR 97239-4262.

Important Notice Regarding the Availability of Proxy Materials for the Precision Castparts Corp. 2012 Annual Meeting of Shareholders to Be Held on August 14, 2012: the Proxy Statement and the Annual Report on Form 10-K are available at http://www.precast.com.

METHOD AND COST OF SOLICITATION

The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Company’s employees may request the return of proxies in person or by telephone. The Company has also hired The Proxy Advisory Group, LLC to assist with Annual Meeting procedures and to solicit proxies for a fee of $12,000. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners to execute proxies. On request, the Company will reimburse those expenses.

HOUSEHOLDING

The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address receive only one copy of the Notice Regarding the Availability of Proxy Materials or the Proxy Statement and Annual Report, as applicable. Shareholders who participate in householding continue to receive separate proxy forms. Householding does not affect dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report delivered to him or her at the shared address for this and future years may elect to do so by calling (503) 946-4822 or by writing to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Suite 400, Portland, OR 97239-4262. A copy of the materials will be sent promptly to the shareholder following receipt of such notice.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the Annual Meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this proxy statement. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

SHAREHOLDER PROPOSALS

Shareholders wishing to present proposals for action at an Annual Meeting must do so in accordance with the Company’s bylaws. For purposes of the Company’s 2013 Annual Meeting, such notice, to be timely, must be received by the Company between April 16, 2013 and May 16, 2013. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in next year’s Annual Meeting proxy materials be received at the Company’s principal office by March 5, 2013. The Company’s mailing address is 4650 SW Macadam, Suite 400, Portland, Oregon 97239.

Whether you plan to attend the Annual Meeting or not, please submit a proxy through the internet or sign and return the enclosed proxy form in the enclosed, stamped envelope if this proxy was received by mail.

/s/ ROGER A. COOKE
Roger A. Cooke
Secretary

Portland, Oregon

July 3, 2012

EXHIBIT A

SURVEY COMPANIES

Advance Auto Parts	McGraw-Hill Companies
AECOM Technology Corporation	MeadWestvaco Corporation
Air Products and Chemicals, Inc.	Mohawk Industries
Alcon Laboratories, Inc.	Navistar International
Ameren Corporation	Newell Rubbermaid Inc.
American Electric Power	NiSource Inc.
Amgen Inc.	Nordstrom
Automatic Data Processing, Inc.	Northeast Utilities
AutoZone, Inc.	NRG Energy, Inc.
Avery Dennison Corporation	OfficeMax Incorporated
Avis Budget Group	ONEOK Inc.
Avon Products, Inc.	Oshkosh Truck Corporation
Ball Corporation	Owens-Illinois, Inc.
Baxter International Inc.	The Pantry, Inc.
Burlington Northern Santa Fe Corporation	Parker Hannifin Corporation
Calpine Corporation	PETsMART
Cameron International Corporation	PG&E Corporation
Campbell Soup Company	Pitney Bowes, Inc.
CenterPoint Energy	PPG Industries, Inc.
The Clorox Company	PPL Corporation
CMS Energy Corporation	Praxair, Inc.
ConAgra Foods, Inc.	Progress Energy, Inc.
Cooper Industries, Inc.	Public Service Enterprise Group, Incorporated
Covidien	Quest Diagnostics Incorporated
CSX Corporation	Qwest Communications
Cummins, Inc.	R. R. Donnelley & Sons Company
Dana Corporation	Reynolds American Inc.
Darden Restaurants, Inc.	Ross Stores, Inc.
Dean Foods Company	SAIC, Inc.
Devon Energy Corporation	Sara Lee Corporation
Dole Food Company, Inc.	Sempra Energy
DTE Energy Company	The Sherwin-Williams Company
Duke Energy Corporation	Starbucks Coffee Company
Eastman Chemical Company	Stryker Corporation
Eastman Kodak Company	Tenet Healthcare Corporation
Eaton Corporation	Tennessee Valley Authority
Ecolab Inc.	Textron Inc.
Edison International	TRW Automotive
Federal-Mogul Corporation	Union Pacific Railroad Co.
FirstEnergy Corp.	VF Corporation
Fortune Brands, Inc.	Viacom Inc.
Foster Wheeler Corporation	Visteon Corporation
Gannett Co., Inc.	W.W. Grainger, Inc.
The Gap, Inc.	Waste Management, Inc.
General Mills, Inc.	The Western Union Company
Genuine Parts Co.	Weyerhaeuser Company
Goodrich Corporation	The Williams Companies, Inc.
The Great Atlantic & Pacific Tea Company	Yum Brands, Inc.
H. J. Heinz Company
The Hershey Company
Hormel Foods Corporation
Illinois Tool Works Inc.
Integrys Energy Group
ITT Corporation
Jacobs Engineering Group
Kellogg Company
Marriott International, Inc.
Masco Corporation
Mattel, Inc.
McDermott International, Inc.

A-1

EXHIBIT B

PRECISION CASTPARTS CORP.

EXECUTIVE PERFORMANCE INCENTIVE PLAN

1. PURPOSES. This Plan is intended to enable the Company to attract, retain, motivate and reward qualified executive officers by providing them with the opportunity to earn competitive compensation directly linked to their annual performance and the achievement of Company business objectives. This Plan is also intended to qualify the compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m), so as to exempt such eligible compensation from the deduction limits imposed by Section 162(m) and to make such compensation deductible by the Company for Federal income tax purposes.

2. DEFINITIONS. The following words as used in this Plan have the meanings ascribed to each below:

(a) “162(m) Performance Goals” means one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, operating profit, operating profit after set-asides, gross margins, earnings per share, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), sales, total revenues, manufacturing output to the shipping dock or other specified point in the production process, market share, cash flow, generation of free cash, operating working capital, working capital, retained earnings, stock price, total shareholder return, operating expense ratios, return on sales, return on equity, return on capital, return on net assets, return on investments, and inventory turns, in each case either before or after the effect of acquisitions not included in the fiscal year budget, divestitures, changes in accounting method, restructuring charges, asset impairment charges, foreign currency translations or other specified non-recurring charges (as determined according to criteria pre-established by the Committee).

(b) “Award” means an annual cash compensation award granted in accordance with Section 4 of the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Business Unit” means any Subsidiary, division, line of business, product line or other unit of the Company.

(e) “Committee” means the Compensation Committee of the Board, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m).

(f) “Company” means Precision Castparts Corp.

(g) “Participant” means (i) each executive officer of the Company and (ii) each other key employee of the Company or a Subsidiary, whom the Committee designates as a participant under the Plan.

(h) “Plan” means the Precision Castparts Corp. Executive Performance Incentive Plan, as set forth herein and as may be amended from time to time.

(i) “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(j) “Subsidiary” means an entity, a majority of whose outstanding voting securities or interests are owned by the Company, either directly or through one or more intermediaries.

3. ADMINISTRATION. The Committee will administer and interpret the Plan. In accordance with Section 4 of the Plan, the Committee will establish target bonuses and performance goals for the applicable year. In accordance with Section 5 of the Plan, the Committee will certify whether such performance goals have been met and determine the amount of bonuses to be paid. The Committee’s determinations under the Plan will be final and conclusive.

4. TARGET BONUSES AND PERFORMANCE GOALS. To make an Award to any Participant for any fiscal year under the Plan, the Committee shall establish in writing (i) a target cash bonus amount for the Participant for performance in that fiscal year, (ii) the 162(m) Performance Goals, (iii) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) Performance Goals and (iv) the timing of payment and any other conditions to payment under the Award. The 162(m) Performance Goals for any fiscal year shall be established no later than the 90th day of that fiscal year. The Committee may, in its sole discretion, reduce the resulting cash bonus under any Award prior to payment on such terms as determined by the Committee. The Committee may determine that no Award is payable to any Participant (i) who knowingly falsifies any financial or other certification, knowingly provides false information relied on by others in a financial or other certification, engages in other fraudulent activity, or knowingly fails to report any such conduct by others, or (ii) as otherwise required by law. The terms of Awards shall be promptly communicated to Participants.

5. COMPUTATION AND CERTIFICATION OF BONUS. Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the levels of attainment of the 162(m) Performance Goals for the year, and the calculation of the total bonus amount for each Participant. No component of a bonus shall be paid if the related performance goal is not met.

6. MAXIMUM BONUS. The maximum cash bonus that may be paid or accrued for any Participant with respect to performance in any fiscal year shall be $8,000,000.

7. GENERAL PROVISIONS.

(a) Effective Date. This Plan has been adopted by the Board and is effective beginning with Awards made to Participants for performance in the Company’s fiscal years beginning on and after April 2, 2007. The Plan is subject to approval of the Company’s shareholders and was approved at the 2007 Annual Meeting of Shareholders.

(b) Termination; Amendment. The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as “performance-based compensation” under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year in which the Plan was last approved or re-approved by shareholders. No termination of the Plan shall affect performance goals and related Awards established by the Committee prior to such termination.

(c) No Employment Rights; Effect of Termination of Employment.

1) Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

2) If a Participant’s employment terminates due to his death, total disability or retirement, and the termination occurs prior to the payment date of the award for which the Committee certifies that the 162(m) Performance Goals have been met and the Award is payable, such Participant will receive an Award (subject to reduction by the Committee under the provisions of Section 4 of the Plan) equal to (i) the amount the Participant would have received as an annual Award if such Participant had remained an employee through payment date of the award, (ii) multiplied by a fraction, the numerator of which is the number of days that elapsed during the fiscal year in which the termination occurs before and including the date of the Participant’s termination of employment, and the denominator of which is 365.

3) If a Participant’s employment terminates for any other reason before the payment date of the award, the Participant will not be entitled to an Award under this Plan.

(d) Designation of Beneficiary. Each participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments that may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and will not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries will have predeceased the Participant, the beneficiary will be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries will be payable in equal shares, unless the Participant has designated otherwise.

(e) Nonalienation of Benefits. Except as expressly provided herein or otherwise required by applicable law, no Participant or beneficiary will have the power or right to alienate, transfer, sell, assign, pledge, attach, or otherwise encumber the Participant’s interest under this Plan.

(f) Withholding. Any Award payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required by law to deduct and withhold from such Award.

(g) Plan Unfunded. The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any Participant or beneficiary to receive an Award under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.

(h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in the Plan.

(i) Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Oregon, without reference to the principles of conflict of laws.

(j) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of the Plan.

4650 SW MACADAM AVE. SUITE 400 PORTLAND, OR 97239

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M48018-P28547-Z58364 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

For Withhold For All

All All Except nominee(s), mark “For All Except” and write the

The Board of Directors recommends that you vote FOR number(s) of the nominee(s) on the line below.

the following:

1. Election of Directors ! ! !

Nominees:

01) Mark Donegan

02) Vernon E. Oechsle

03) Ulrich Schmidt

The Board of Directors recommends you vote FOR proposals 2, 3 and 4: For Against Abstain

2. Ratification of Appointment of Independent Registered Public Accounting Firm. ! ! !

3. Advisory Vote Regarding Compensation of Named Executive Officers. ! ! !

4. Re-approval and Amendment of the Executive Performance Incentive Plan. ! ! !

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3, and 4. The proxies will vote in their discretion as to any other matters that properly come before the meeting.

For address changes and/or comments, please check this box and write them !

on the back where indicated.

Please indicate if you plan to attend this meeting. ! ! electronically Please indicate via the if Internet you wish rather to view than receiving meeting a hard materials copy. ! !

Please note that you will continue to receive a proxy card for

Yes No voting purposes only. Yes No

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M48019-P28547-Z58364

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS - AUGUST 14, 2012

The shareholder(s), revoking all prior proxies, hereby appoint(s) Mark Donegan, Shawn R. Hagel and Roger A. Cooke, and each of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Precision Castparts Corp. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on August 14, 2012 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. THE PROXIES WILL VOTE IN THEIR DISCRETION AS TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side